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                                                              Exhibit 23







                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Commerce Bancshares, Inc.:

We consent to incorporation by reference in Registration Statements No. 33-28294, No. 33-82692, No. 33-8075, No. 33-78344, No. 33-61499, No. 33-61501
and No. 333-14651, each on Form S-8 of Commerce Bancshares, Inc. of our report dated January 30, 1998, relating to the consolidated balance sheets of Commerce Bancshares, Inc. and Subsidiaries as of December 31, 1997 and 1996 and the related statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Commerce Bancshares, Inc.



                                                     KPMG PEAT MARWICK LLP




Kansas City, Missouri
March 11, 1998

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